UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Donovan, Paul
   Hamilton Sundstrand Corporation
   4949 Harrison Avenue
   P.O. Box 7003
   Rockford, IL  61125-7003
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Sundstrand Corporation
   SNS
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   06/30/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |11/30/|A   |V|10.89             |A  |$54.00     |---                |I     |401(k) Plan                |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |03/31/|A   |V|9.21              |A  |$69.50     |---                |I     |401(k) Plan                |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |05/28/|A   |V|13.073            |A  |$69.1875   |---                |I     |401(k) Plan                |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/02/|M(4)| |28,277            |A  |$70.625    |---                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/03/|A   |V|0.858             |A  |n/a        |---                |I     |401(k) Plan                |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |2|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/03/|I   |V|5,393.596         |D  |$71.6875   |-0-                |I     |401(k) Plan                |
                           |99    |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/03/|M   | |10,000            |A  |$71.2813   |---                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |06/03/|S   | |9,000             |D  |$71.375    |---                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/03/|S   | |1,000             |D  |$71.25     |---                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/09/|S   | |10,200            |D  |$72.2224   |---                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/10/|J(5)| |22,600            |A  |$70.1191   |---                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/10/|J(6)| |67,077            |D  |$70.1191   |-0-                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Nonqualified |$22.375 |06/02|M(4)| |5,000      |D  |     |     |Common Stock|5,000  |       |---         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Nonqualified |$38.9375|06/02|M(4)| |15,000     |D  |     |     |Common Stock|15,000 |       |---         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Nonqualified |$51.3125|06/02|M(4)| |30,000     |D  |     |     |Common Stock|30,000 |       |---         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Nonqualified |$50.5938|06/02|M(4)| |35,000     |D  |     |     |Common Stock|35,000 |       |---         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Nonqualified |$22.375 |06/03|M   | |5,000      |D  |     |     |Common Stock|5,000  |       |---         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Nonqualified |$38.9375|06/03|M   | |5,000      |D  |     |     |Common Stock|5,000  |       |-0-         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Restricted Stock Units|n/a     |06/10|J(5)| |22,600     |D  |     |     |Common Stock|22,600 |       |-0-         |D  |---         |
                      |        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)Allocated to the Reporting Person's account pursuant to an automatic dividend reinvestment feature of the Sundstrand Corporation Employee
Savings Plan-Sundstrand Stock
Fund.
(2)Adjustment to number of Sundstrand shares held in Reporting Person's Sundstrand Corporation Employee Savings Plan - Sundstrand Stock Fund account to match balance shown on Trustee's records.
(3)Disposition of issuer securities in Sundstrand Corporation Employee Savings Plan - Sundstrand Stock Fund.
(4)Exercise of stock options held by the Reporting Person on June 2, 1999, preceding the merger of Sundstrand Corporation into United Technologies Corporation ("UTC"). The exercise value of the options resulted in 28,277 shares of Sundstrand common stock with restrictions being issued. In connection with the merger with UTC, these shares were exchanged for the merger consideration of cash and UTC stock on June 10, 1999, with 15,778 UTC shares with restrictions being issued to the Reporting Person. (See
Note 6 below.)
(5)In connection with the merger with UTC, 22,600 restricted stock units held by the Reporting Person were released. The released units were exchanged for 22,600 shares of Sundstrand common stock with restrictions which in turn were exchanged for the merger consideration of cash and UTC stock on June 10, 1999, with 12,610 UTC shares with restrictions being issued to the Reporting Person. (See Note 6 below.)
(6)In connection with the merger with UTC, the 67,077 shares of Sundstrand common stock with restrictions held by the Reporting Person were exchanged for the merger consideration of cash and UTC stock on June 10, 1999, with 37,428 UTC shares with restrictions being issued to the Reporting Person. Of the 37,428 UTC shares issued, 15,778 were related to Sundstrand common stock shares issued prior to the merger in connection with the exercise of options (see Note 4 above) and 12,610 were related to the release of restricted stock units (see Note 5 above).